UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )

SCWorx Corp.
(Name of Issuer)
Common stock, $0.001 par value per share
(Title of Class of Securities)
78396V208
(CUSIP Number)
11/18/24
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	78396V208

1	Names of Reporting Persons
Aramas Capital Holdings LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) [ ] (b) [ ]
3	Sec Use Only

4	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
116,269
	6	Shared Voting Power
0
	7	Sole Dispositive Power
116,269
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
116,269
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
[ ]
11	Percent of class represented by amount in row (9)
7.27%
12	Type of Reporting Person (See Instructions)
IA, OO

SCHEDULE 13G

CUSIP No.	78396V208

1	Names of Reporting Persons
Aramas Capital Management LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) [ ] (b) [ ]
3	Sec Use Only

4	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
116,269
	6	Shared Voting Power
0
	7	Sole Dispositive Power
116,269
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
116,269
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
[ ]
11	Percent of class represented by amount in row (9)
7.27%
12	Type of Reporting Person (See Instructions)
OO

SCHEDULE 13G

CUSIP No.	78396V208

1	Names of Reporting Persons
Samuel Ginzburg
2	Check the appropriate box if a member of a Group (see instructions)
(a) [ ] (b) [ ]
3	Sec Use Only

4	Citizenship or Place of Organization
United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
116,269
	6	Shared Voting Power
0
	7	Sole Dispositive Power
116,269
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
116,269
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
[ ]
11	Percent of class represented by amount in row (9)
7.27%
12	Type of Reporting Person (See Instructions)
IN, HC

SCHEDULE 13G

CUSIP No.	78396V208

1	Names of Reporting Persons
Jordan Wand
2	Check the appropriate box if a member of a Group (see instructions)
(a) [ ] (b) [ ]
3	Sec Use Only

4	Citizenship or Place of Organization
United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
116,269
	6	Shared Voting Power
0
	7	Sole Dispositive Power
116,269
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
116,269
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
[ ]
11	Percent of class represented by amount in row (9)
7.27%
12	Type of Reporting Person (See Instructions)
IN, HC

SCHEDULE 13G

CUSIP No.	78396V208

1	Names of Reporting Persons
Alan Borrelli
2	Check the appropriate box if a member of a Group (see instructions)
(a) [ ] (b) [ ]
3	Sec Use Only

4	Citizenship or Place of Organization
United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
116,269
	6	Shared Voting Power
0
	7	Sole Dispositive Power
116,269
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
116,269
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
[ ]
11	Percent of class represented by amount in row (9)
7.27%
12	Type of Reporting Person (See Instructions)
IN, HC

Item 1.
(a)	Name of Issuer:

SCWorx Corp.

(b)       Address of Issuer’s Principal Executive Offices:

590 Madison Avenue, New York, NY 10022

Item 2.
(a)	Name of Person Filing:

Aramas Capital Holdings LLC (the “Investment Manager”)

Aramas Capital Management LLC (the “Fund”)

Samuel Ginzburg

Jordan Wand

Alan Borrelli

(collectively the “Filers”)

(b)	Address of Principal Business Office or, if None, Residence:

The address for the Filers is 19 Orchard Street, Manhasset, NY 11030

(c)	Citizenship:

For citizenship of the Filers, see Item 4 of the cover sheet for each Filer.

(d)	Title and Class of Securities:

Common stock, $0.001 par value per share

(e)	CUSIP No.:

78396V208

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4.	Ownership

See Items 5-9 and 11 of the cover page for each Filer.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

N/A

Item 8.	Identification and classification of members of the group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  11/26/24

Aramas Capital Holdings LLC

/s/ Justin Pollock

Justin Pollock, Chief Compliance Officer

Aramas Capital Management LLC

/s/ Justin Pollock

Justin Pollock, Chief Compliance Officer of the Investment Manager

Samuel Ginzburg

/s/ Samuel Ginzburg

Samuel Ginzburg

Jordan Wand

/s/ Jordan Wand

Jordan Wand

Alan Borrelli

/s/ Alan Borrelli

Alan Borrelli

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: 11/26/24

Aramas Capital Holdings LLC

/s/ Justin Pollock

Justin Pollock, Chief Compliance Officer

Aramas Capital Management LLC

/s/ Justin Pollock

Justin Pollock, Chief Compliance Officer of the Investment Manager

Samuel Ginzburg

/s/ Samuel Ginzburg

Samuel Ginzburg

Jordan Wand

/s/ Jordan Wand

Jordan Wand

Alan Borrelli

/s/ Alan Borrelli

Alan Borrelli